Exhibit 16

KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761

December 29, 2014
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for First Banks, Inc. and, under the date of March 25, 2014, we reported on the consolidated financial statements of First Banks, Inc. as of and for the years ended December 31, 2013 and 2012. On December 22, 2014, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of First Banks, Inc.’s consolidated financial statements as of and for the year ended December 31, 2014, and the issuance of our report thereon. We have read First Banks, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated December 19, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with First Banks, Inc.’s statement that the change was approved by the Audit Committee and we are not in a position to agree or disagree with First Banks, Inc.’s statement regarding the decision to change auditors being the result of a competitive process.
Very truly yours,

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
("KPMG International"), a Swiss entity.